EXHIBIT 99.1

Gateway Bank Announces New Financial Center in Wake Forest, North Carolina

VIRGINIA BEACH, Va., July 30, 2008 (PRIME NEWSWIRE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., has announced the opening of its newest financial center in Wake Forest, North Carolina.

The newest financial center opened July 21, 2008 and is located at 152 Capcom Avenue, Unit-101. D. Ben Berry, Chairman and Chief Executive Officer of Gateway Bank, stated, "The opening of our Wake Forest financial center represents our strategic expansion plan to grow our footprint in this vital North Carolina region."

"At Gateway our role is to partner with businesses and individuals to create the best financial service options available in the market today," said Eddie Campbell, Market President. "We look forward to being a part of the Wake Forest community and are fortunate to have a great team led by Jason Hockstra, City Executive."

About the Company:

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a regional community bank with a total of thirty-seven full-service financial centers - twenty-one in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Emporia (2), Suffolk, Norfolk, and Charlottesville; and sixteen in North Carolina: Chapel Hill, Elizabeth City (3), Edenton, Kitty Hawk (2), Raleigh (3), Moyock, Nags Head, Plymouth, Roper, Wake Forest and Wilmington. The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, mortgage banking services through its Gateway Bank Mortgage, Inc. subsidiary, and title insurance services through its Gateway Title Agency, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Select Market under the symbol GBTS. For further information, visit the Corporation's web site at www.gwfh.com.

The Gateway Financial Holdings, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=5269

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman, President and Chief Executive Officer
          757-422-8000